Exhibit 99.1

OPNET ANNOUNCES PRELIMINARY DETERMINATION OF ACCOUNTING TREATMENT FOR FREE TRAINING

Company to Restate Financial Statements; Filing of Form 10-Q for Quarter Ended June 30, 2003 to be Delayed

BETHESDA, MD. – August 13, 2003 — OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, announced that it has reached a preliminary determination with respect to the accounting for certain free training offered by OPNET to its customers. As previously announced, pending resolution of this matter, the company postponed its investor conference call originally scheduled for July 29, 2003.

Restatement

In consultation with its auditors, OPNET has concluded that a portion of the revenue from certain software arrangements should be deferred to account for the value of certain free training. As a consequence, OPNET has determined that it will restate its consolidated financial statements for the fiscal years ended March 31, 2001, 2002, and 2003 and the related quarterly financial information contained in the footnotes thereto for the fiscal years ended March 31, 2002 and 2003 to reflect this change.

OPNET currently estimates, based on information available to it at this time, that the cumulative after-tax effect of the restatement will be less than $500,000 in total over the period from fiscal year 1999 to fiscal year 2003. This estimate is preliminary and is subject to completion by the company of its analysis and to completion of the audit of the restated financial statements by the company’s auditors. Accordingly, the magnitude of the restatement could change when the restated financial statements are finalized.

OPNET has not yet completed the quarterly analyses necessary to finalize the restatement or to finalize the company’s financial statements for the fiscal quarter ended June 30, 2003. Accordingly, the company expects to delay the filing of its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 for up to five days as permitted by SEC rules. OPNET is currently working with its auditors to complete the review of the June 30, 2003 quarterly financial statements and the audit of the restated annual financial statements. The company currently expects to file its Form 10-Q by August 19, 2003 and to file an amended Form 10-K to reflect the restatement as soon as practicable.

Background

OPNET’s software arrangements typically include several elements sold together, such as software licenses, periodic unspecified license updates, technical support, consulting services, and training. Some of these services are undelivered elements until the services are performed. Revenue from software arrangements is allocated to each element in the arrangement using the residual method based upon the fair value of undelivered elements. This means that the company defers a portion of the revenue from the arrangement equivalent to the fair value of the undelivered elements. When training has been a negotiated element of a software arrangement, even when provided for free, the company has historically deferred the fair value of the training. However, as part of its marketing programs, OPNET has also offered certain free training classes to channel partners, students, sales prospects, and customers on an “open-enrollment” basis. Historically, these “open-enrollment” training classes provided to customers were not valued and no deferral was made from software license sales. OPNET has now concluded that the recognition of revenues from certain software arrangements should be revised to account for this “open-enrollment” free training. Specifically, the company will attribute a portion of revenue in certain arrangements to the free training, and then defer the recognition of that revenue to the period during which the training is delivered. Therefore, the revisions are expected to decrease previously reported revenue in the company’s consolidated statements of operations and increase deferred revenue in the company’s consolidated balance sheets by an equal amount. A decrease to previously reported retained earnings will also be reflected in the company’s consolidated balance sheets.

Reclassification

In addition, as previously announced, OPNET will now present license update revenue, together with technical support revenue, in a new revenue line item. The company will accordingly reclassify revenue from license updates and technical support in its historical statements of operations, and this reclassification will be reflected in the restated financial statements described above. Because this change in presentation will reflect a reallocation among revenue line items, it will have no effect on the company’s total reported revenues, earnings or earnings per share.

About OPNET Technologies, Inc.:

Founded in 1986, OPNET is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc.

Statements in this press release about future expectations, plans and prospects for OPNET, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “estimates” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statement as a result of various important factors, including (1) OPNET may identify other items that materially and adversely affect historical reported financial results, (2) OPNET’s preliminary analysis of the impact of the matters described could change materially as a result of additional study, and (3) the work necessary for OPNET to complete its final analysis and its auditors to complete their audit and review may take longer than anticipated. In addition, you should review the risk factors discussed in OPNET’s most recent Form10-K filed with the Securities & Exchange Commission. The forward-looking statements included in this press release represent OPNET’s estimates and views as of the date of this press release and are based on information available to it on that date. While OPNET may elect to update these forward-looking statements at some point in the future,

OPNET specifically disclaims any obligation to do so. You should not rely upon these forward-looking statements as representing OPNET’s estimates or views as of any date subsequent to the date of this press release.

Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Investor Relations:
Joseph W. Kuhn
OPNET Technologies, Inc.
(240) 497-3000
ir@opnet.com